Exhibit 15.1

November 6, 2002

The Board of Directors
Questcor Pharmaceuticals, Inc.

We are aware of the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30558, 333-46990 and 333-81243), pertaining to the 1992 Stock Option Plan, the 1993 Non-Employee Directors’ Equity Incentive Plan and the 2000 Employee Stock Purchase Plan, and in the Registration Statements on Form S-3 (Nos. 333-61866, 333-25661, 333-32159, 333-23085, 333-17501, 333-03507 and 333-85160) and the related prospectuses, of our report dated October 25, 2002 relating to the unaudited condensed consolidated interim financial statements of Questcor Pharmaceuticals, Inc. that are included in its Form 10-Q for the quarter ended September 30, 2002.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ ERNST & YOUNG LLP